Exhibit 99.1

MacroGenics Reports 2025 Financial Results and Highlights Upcoming Planned Data Disclosures

•Initial MGC026 (B7-H3 ADC) Phase 1 results in mid-2026
•Initial MGC028 (ADAM9 ADC) Phase 1 results in second half of 2026
•Lorigerlimab Phase 2 LINNET study update in mid-2026
•IND submission for MGC030, a first-in-class TOP1i-based ADC, on track for 3Q 2026
•Cash, cash equivalents and marketable securities of $189.9 million as of December 31, 2025; cash runway guidance remains into late 2027

ROCKVILLE, MD., March 9, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today provided an update on its recent corporate progress, reported financial results for the year ended December 31, 2025, and highlighted anticipated data disclosure timelines for its product pipeline.

“I am excited about MacroGenics' future prospects, and am inspired by the commitment of our employees over the past few quarters to sharpen our focus and advance our strategic priorities," said Eric Risser, President and CEO of MacroGenics. "Looking ahead, we anticipate several important milestones in 2026, including initial clinical data from the Phase 1 studies of MGC026 and MGC028, and from the LINNET study of lorigerlimab. Additionally, we plan to submit an IND for MGC030, a first-in-class topoisomerase I inhibitor-based ADC. Finally, with cash runway into late 2027, we believe we are well positioned to execute on our plan and drive meaningful value for our shareholders."

Corporate Progress and Anticipated Milestones

Innovative ADC Pipeline

MacroGenics is developing potential best-in-class or first-in-class antibody-drug conjugates (ADCs) that leverage its protein engineering expertise and incorporate potent glycan-linked exatecan payloads designed to enable an expanded therapeutic window. The proprietary drug-linker platform is licensed from Synaffix B.V., a Lonza company.

MacroGenics' two clinical-stage ADC programs, MGC026 and MGC028, have demonstrated acceptable safety profiles to date, with no observations of interstitial lung disease, as well as encouraging early evidence of anti-tumor activity by Response Evaluation Criteria in Solid Tumors (RECIST).

•MGC026 targets B7-H3, an antigen with broad expression across multiple solid tumors and a member of the B7 family of molecules involved in immune regulation. The

Company completed enrollment of a Phase 1 dose escalation study in 2025 and is currently enrolling patients in a dose expansion study in selected solid tumor indications. The Company anticipates reporting initial MGC026 clinical data in mid-2026.

•MGC028 is a first-in-class ADC that targets ADAM9, a member of the ADAM family of multifunctional type 1 transmembrane proteins that play a role in tumorigenesis and cancer progression and is overexpressed in multiple solid tumors. MGC028 is currently being evaluated in a Phase 1 dose escalation study in patients with advanced solid tumors. The Company anticipates reporting initial MGC028 clinical data in the second half of 2026.

•MGC030 is a first-in-class preclinical ADC that targets an undisclosed antigen expressed across several solid tumors. An Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for MGC030 is planned for the third quarter of 2026.

Lorigerlimab

The LINNET study is a Phase 2 monotherapy trial evaluating lorigerlimab, a PD-1 × CTLA-4 bispecific DART® molecule, in patients with either platinum-resistant ovarian cancer (PROC) or clear cell gynecologic cancer (CCGC). As previously announced, the FDA has placed a partial clinical hold on the LINNET study, and no new patients are being enrolled while the hold remains in effect. MacroGenics is working closely with the FDA to resolve the partial clinical hold as soon as possible. MacroGenics continues to plan for a clinical update in mid-2026.

Partnership Updates

•Gilead. MacroGenics and Gilead are advancing three programs, including (1) MGD024, a clinical-stage CD123 × CD3 bispecific DART molecule being evaluated in an ongoing dose escalation study in AML and MDS, (2) a preclinical TRIDENT® molecule program, and (3) a preclinical DART molecule program. The Company remains eligible to receive up to $1.6 billion in future milestones as well as royalties related to these three product candidates.

•Sanofi. Sanofi is progressing the worldwide development and commercialization of TZIELD® (teplizumab-mzwv), an antibody targeting CD3 that the Company sold in 2018 to a partner that was subsequently acquired by Sanofi S.A. (Sanofi). In October 2025, Sanofi announced that TZIELD had been accepted for expedited review in the U.S. for stage 3 type 1 diabetes through the FDA Commissioner’s National Priority Voucher pilot program. MacroGenics remains eligible to receive up to $330 million in additional milestones related to TZIELD.

•Incyte. Incyte is progressing the worldwide development and commercialization of ZYNYZ® (retifanlimab-dlwr), a humanized PD-1 antibody originally developed in collaboration with MacroGenics that is approved in the U.S. for the treatment of metastatic or recurrent locally advanced Merkel cell carcinoma and for first-line and subsequent-line treatment of advanced squamous cell carcinoma of the anal canal (SCAC). In December 2025, Japan’s Ministry of Health, Labour and Welfare approved ZYNYZ as first-line therapy for adults with locally recurrent or metastatic SCAC. In addition, Incyte recently disclosed that the European Commission approved ZYNYZ in combination with carboplatin and paclitaxel for the first-line treatment of adult patients with metastatic or inoperable locally recurrent SCAC. MacroGenics remains eligible to receive up to $540 million in additional milestones related to ZYNYZ.

2025 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities balance as of December 31, 2025, was $189.9 million, compared to $201.7 million as of December 31, 2024.
•Revenue: Total revenue was $149.5 million for the year ended December 31, 2025, compared to $150.0 million for the year ended December 31, 2024. Total revenue included contract manufacturing revenue of $52.6 million for the year ended December 31, 2025, compared to $13.1 million for the year ended December 31, 2024, reflecting increased production for external clients in 2025.

•R&D Expenses: Research and development expenses were $147.2 million for the year ended December 31, 2025, compared to $177.2 million for the year ended December 31, 2024. The decrease was primarily attributable to decreased costs related to programs that were terminated or sold as well as decreased manufacturing and IND-enabling costs related to MGC028, partially offset by increased clinical trial costs related to MGC026 and MGC028 as well as increased development costs related to MGC030.

•Cost of Manufacturing Services: Cost of manufacturing services was $36.0 million for the year ended December 31, 2025, compared to $11.5 million for the year ended December 31, 2024. The increase was due to increased production for external clients in 2025.

•SG&A Expenses: Selling, general and administrative expenses were $39.2 million for the year ended December 31, 2025, compared to $71.0 million for the year ended December 31, 2024. The decrease was primarily due to lower stock-based compensation expense and reduced professional fees.
•Net Loss: Net loss was $74.6 million for the year ended December 31, 2025, compared to $67.0 million for the year ended December 31, 2024, which included a $36.3 million gain on sale of MARGENZA®.

•Shares Outstanding: Shares of common stock outstanding as of December 31, 2025, were 63,318,613.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities balance of $189.9 million as of December 31, 2025, in addition to anticipated and future payments from partners and anticipated savings from the Company's cost-reduction initiatives, is expected to support its cash runway into late 2027.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	December 31, 2025	December 31, 2024

Cash, cash equivalents and marketable securities	$189,913	$201,667
Total assets	256,846	261,655
Deferred revenue	66,424	71,822
Total stockholders' equity	55,591	116,057

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024	2023
Revenues:
Collaborative and other agreements	$87,183	$119,918	$30,546
Contract manufacturing	52,631	13,057	9,833
Product sales, net	—	16,426	17,939
Royalty revenue	9,686	561	431
Total revenues	149,500	149,962	58,749
Costs and expenses:
Cost of product sales	—	847	619
Cost of manufacturing services	36,009	11,452	7,603
Research and development	147,172	177,194	166,583
Selling, general and administrative	39,160	71,047	52,188
Total costs and expenses	222,341	260,540	226,993
Loss from operations	(72,841)	(110,578)	(168,244)
Gain on royalty monetization arrangement	—	—	150,930
Gain on sale of MARGENZA	—	36,250	—
Interest and other income	6,057	9,421	9,686
Interest and other expense	(8,508)	(1,115)	(1,430)
Loss before income taxes	(75,292)	(66,022)	(9,058)
Income tax (benefit) expense	(672)	944	—
Net loss	(74,620)	(66,966)	(9,058)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	28	10	(1)
Comprehensive loss	$(74,592)	$(66,956)	$(9,059)

Basic and diluted net loss per common share	$(1.18)	$(1.07)	$(0.15)
Basic and diluted weighted average common shares outstanding	63,155,096	62,621,185	61,929,198

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo, DART and TRIDENT are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the risk of delays or failure in reaching an agreement with the FDA regarding the release of a clinical hold; risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com